                                                                 Exhibit 4(g)



                                        THE FRANKLIN LIFE INSURANCE COMPANY

                                             Springfield, Illinois



                                                  A Legal Reserve Stock Company
Contract Number               1234567


Name of Annuitant             BENJAMIN FRANKLIN


First Contract Year Begins    DECEMBER 1, 1970    30 YEARS    Stipulated Payment Period


Maturity Date                 DECEMBER 1, 2000


Beneficiary                   DEBORAH FRANKLIN, WIFE







     The Franklin Life Insurance Company agrees to pay a life annuity consisting of a series of monthly income payments if the Annuitant is living on the Maturity Date. The first such payment will be made on the Maturity Date and subsequent payments will be made on the same day of each month thereafter so long as the Annuitant shall live. The dollar amount of such payments will be determined as provided in provisions 30, 31, 32 and 34 for the First Settlement Option.

     Upon receipt of due proof of the death of the Annuitant occurring before the Maturity Date, the Company agrees to pay to the Beneficiary the Cash Surrender Value at the Valuation Date coincident with or next following the date on which written notice of death is received by the Company.

     The Provisions on this and the following pages are part of the Contract.

     Signed for the Company at Springfield, Illinois.





          Secretary                               President





                        A BRIEF DESCRIPTION OF THIS CONTRACT

This is a Deferred Variable Annuity or Variable and Fixed Annuity Contract. A death benefit is payable before Maturity Date. Income is payable for life, first payment at Maturity Date. Schedules of additional Benefits and Stipulated Payments appear on Page 2.

     ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT,
     WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT,
     ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


FORM 1180

                                    POLICY DATA

Date of Issue                 DECEMBER 1, 1970    MALE 35   Age and Sex


Contract Number               1234567


Name of Annuitant             BENJAMIN FRANKLIN


First Contract Year Begins    DECEMBER 1, 1970    30 YEARS  Stipulated Payment Period


Maturity Date                 DECEMBER 1, 2000


Beneficiary                   DEBORAH FRANKLIN, WIFE




                                 STIPULATED PAYMENT

Stipulated Payment Interval   ANNUAL

Stipulated Payment $1,000.00 including the premium for any Additional Benefits described below. Later stipulated payments may be reduced as provided in any Additional Benefits Supplemental Agreement.

Account allocation of Stipulated Payment excluding premium for Additional Benefits provided by Supplemental Agreement.

      Fixed Dollar Annuity  50.0%               Separate Account 50.0%



                          SCHEDULE OF ADDITIONAL BENEFITS
                      (AS PROVIDED BY SUPPLEMENTAL AGREEMENT)


Form                                              Annual         Years
Number         Description of Benefits            Premium        Payable*

 ---                NONE                             ----            ---







*Premiums are payable for the number of contract years stated or until prior death of the Annuitant.




FORM 1170-1180                                                        Page 2

                                    GENERAL DEFINITIONS


1. DEFINITIONS      As used in this contract, the terms:
                    (a)  "Variable Annuity" means an annuity with payments
                    varying in amount in accordance with the net investment
                    experience of the Separate Account;
                    (b)  "Fixed Dollar Annuity" means an annuity with payments which remain fixed as to dollar amount throughout the
                    payment period;
                    (c)  "Stipulated Payment" means an amount paid to the
                    Company under this contract as a consideration for the
                    benefits described herein, and includes the premium for any additional benefits provided by Supplemental Agreement;
                    (d)  "General Account" means all assets of the Company other than those in a Separate Account.  Reserves for any fixed
                    dollar benefits shall be maintained in the General Account;
                    (e)  "Separate Account" means those assets of the Company in a segregated investment account entitled "Franklin Life
                    Variable Annuity Fund B" established by the Company pursuant to Illinois law;
                    (f)  "Cash Surrender Value" means the value of the
                    Accumulation Units credited to this contract determined on the basis set forth in the Valuation Provision;
                    (g)  "Valuation Date" means the date as of which the
                    Accumulation Unit value is determined;
                    (h)  "Valuation Period" means the period, as determined by the Company, of not more than 7 calendar days beginning on the day after any Valuation Date and ending on the next
                    Valuation Date;
                    (i)   "Accumulation Unit"  means a  unit used to measure the
                    value of an Owner's fixed dollar annuity or interest
                    in the Separate Account prior to the date on which annuity payments commence; (See provision 25 dealing with
                    accumulation unit values.)
                    (j)  "Annuity Unit" means a unit used to determine the
                    amount of each annuity payment after the first; (See
                    provision 33 dealing with annuity unit values.)
                    (k)  "Attained Age" of the Annuitant at the end of any
                    period (whether or not the Annuitant is then alive) means
                    his nearest age on the date the first contract year begins plus the length of such period;
                    (l)  "Written request" means a written request satisfactory to the Company, filed at its Home Office in Springfield,
                    Illinois.


                                GENERAL PROVISIONS

2. THE CONTRACT     Consideration-Entire Contract:  This contract has  been
                    issued in  consideration of the  application  and  of  the payment of stipulated payments as provided.  This contract and the application, a copy of which is attached to and made a part of this contract, constitute the entire contract and shall be construed according to the laws of the jurisdiction where it is made.
                    Statements in Application: All statements made in the
                    application shall, in the absence of fraud, be deemed
                    representations and not warranties.  No statement shall be used in defense to a claim under this contract unless it is contained in the application and unless a copy of the
                    application is attached to this contract when issued.
                    Modification: Any change in this contract will be valid only when it is approved in writing by the President or Secretary of the Company, and the approval is endorsed on the contract or otherwise recorded as the Company may require.  No agent or person other than the above has the authority to change, modify or waive any provision of this contract or to extend the time for paying any stipulated payment.

3. INCONTESTABILITY This contract will  be incontestable after it has  been in force during the lifetime of the Annuitant for 2 years from its date of issue, except for nonpayment of stipulated payments and except as to the terms of any provision for disability benefits or accidental death benefits.

4. SUICIDE          If within  2 years from  date of issue  the Annuitant
                    (whether sane or insane)  shall die by suicide, this
                    contract shall automatically terminate and the amount
                    payable in lieu of all other benefits shall be limited to
                    the Cash Surrender Value at the date of death plus the sum of the additional premiums paid prior to death for any
                    Supplemental Agreement attached to this contract.

5. AGE AND SEX      If the age or sex of the  Annuitant has been misstated,  the amounts payable and any benefits accruing hereunder shall be such as the stipulated payments paid would have purchased at the correct age and sex of the Annuitant.  Any underpayments already made by the Company shall be made up immediately and any overpayments made by the Company shall be charged
                    against the benefits falling due after adjustment, with
                    compound interest at 5.7% a year in advance.

6. OWNERSHIP AND    Owner:  The Owner of this  contract will be the Annuitant
      ASSIGNMENT    unless otherwise designated in the application for this
                    contract, or otherwise provided by endorsement at date of
                    issue or unless  subsequently changed as provided below.
                    The relationship of the Owner is the relationship to the
                    Annuitant, unless otherwise stated.  During the Annuitant's lifetime, all rights under this contract belong exclusively to the Owner unless the Owner provides otherwise by written request.  Such rights include the right to assign or
                    surrender this contract and to exercise, receive and enjoy every other right, option and privilege conferred by this
                    contract or allowed by the Company.
                    Change of Ownership: The Owner may designate a new Owner and may designate or change a Contingent Owner at any time
                    during the Annuitant's lifetime by filing a written request at the Home Office of the Company. Such designation or
                    change will take effect only when endorsed upon this
                    contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate
                    back to, and take effect as of, the date said written
                    request was signed whether or not the Annuitant be living at the time of such endorsement or recording, subject to the
                    rights of any Assignee of record with the Company and
                    subject to any payment made or action taken by the Company before the written request for designation or change was
                    received at the Home Office.
                    At the death of the Owner during the Annuitant's lifetime, the Contingent Owner, if any, will become the Owner, but if no Contingent Owner is then living, ownership will pass to the estate of the Owner.
                    Assignment: No assignment of this contract will be binding on the Company unless the assignment is in writing and filed at the Home Office.  The Company is not responsible for the validity of any assignment.

FORM 1180                                                                PAGE 3


7. BENEFICIARY      Determination of Beneficiary:  The Beneficiary  to receive any death benefit will be designated on page 2 of this
                    contract, unless otherwise provided by endorsement at date of issue or unless subsequently changed as provided below.
                    The relationship of the Beneficiary is the relationship to the Annuitant, unless otherwise stated.  When any benefit
                    becomes due by reason of the Annuitant's death, the benefit will be paid equally to the Beneficiaries then living in the following order (unless otherwise provided):
                    (1)  the primary Beneficiaries;
                    (2)  the first contingent Beneficiaries, if any, provided
                    none of the primary Beneficiaries are living;
                    (3)  the second contingent Beneficiaries, if any, provided none of the primary and first contingent Beneficiaries are living.
                    If no Beneficiary be living at death of the Annuitant, the death benefit will be paid to the Owner or the executors or administrators of the Owner.
                    Change of Beneficiary: Any Beneficiary may be changed by the
                    Owner at any time during the Annuitant's lifetime by filing a written request at the Home Office of the Company.  Such change will take effect only when endorsed upon this
                    contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate
                    back to, and take effect as of, the date said written
                    request was signed whether or not the Annuitant be living at the time of such endorsement or recording, subject to the
                    rights of any Assignee of record with the Company and
                    subject to any payment made or action taken by the Company before the written request for change was received at the
                    Home Office.
                    Claims of Creditors: Any amount due any Beneficiary under
                    this contract will be exempt from the claims of creditors of such Beneficiary to the extent permitted by law and may not be assigned or withdrawn before becoming payable unless
                    otherwise agreed to by the Company.

8. SETTLEMENT       Any death benefit  becoming due is payable  immediately upon receipt at the Home  Office of  the Company of due proof of death. If any settlement is not made by payment of a single sum, a Supplementary Contract will be issued by the Company which shall set forth the terms and conditions of payment.
                    In any settlement of this contract, by reason of death,
                    surrender or otherwise, any indebtedness to the Company on this contract will be deducted from the amount otherwise
                    payable, and the Company may require return of this
                    contract.

9. CASH SURRENDER   The Owner may surrender this contract for its Cash Surrender
            VALUE   Value, less any indebtedness hereon, by written request at
                    any time before the commencement of annuity payments.   On
                    the due date of any Stipulated Payment, the portion of
                    the contract in either Account may be surrendered, provided that portion of the total Stipulated Payment allocated to
                    the other Account on the date of surrender was at least
                    equal to the minimum amount required by the Company under
                    its usual underwriting practices on that date.
                    The Cash Surrender Value will be computed on the Valuation
                    Date coincident with or next following the date on which
                    written request for surrender is received by the Company at its Home Office, and any cash payment will be made within 7 days thereafter except as the Company may be permitted to
                    defer such payment under the Investment Company Act of 1940, as in effect at the time such request is received.

10. LOAN While this contract is in force, before the commencement of annuity payments or the death of the Annuitant, the Company will make a loan on the sole security of the contract. The loan may be for any amount which with interest to the end of the current contract year shall not exceed the Cash Surrender Value of the Fixed Dollar Annuity
                    Accumulation Units on the date of the loan, valued at the end of such contract year, assuming that all Separate
                    Account Accumulation Units are converted to Fixed Dollar
                    Annuity Accumulation Units of equal value on the date of the loan.
                    Loans will be made upon execution of a proper loan agreement and assignment of this contract and, if required by the Company, presentation of this contract for endorsement. Any existing indebtedness on this contract will be deducted from the proceeds of the loan.
                    Upon making or increasing a loan, the Company will convert
                    Separate Account Accumulation Units to Fixed Dollar Annuity
                    Accumulation Units, which will no longer share in the investment experience of the Separate Account, and which will thereafter have the same value as Fixed Dollar Annuity
                    Accumulation Units in the General Account of the Company, in an amount necessary (together with the value of any existing
                    Fixed Dollar Annuity Accumulation Units) to provide sufficient value for such loan. Such conversion will be made on the basis of the Accumulation Unit value on the last day of the Valuation Period in which the loan or increase in loan is made. The value of the Separate Account
                    Accumulation Units to be converted shall bear the same proportion to the loan proceeds as the cash value of the Separate Account Accumulation Units bears to the total Cash
                    Surrender Value of the contract, less any indebtedness hereon, on the date of the loan, unless the Owner otherwise requests.

                    Interest on the loan shall be at the rate of 5.7% a year payable in advance to the end of the current contract year and annually in advance thereafter, and if any interest is not paid when due, it shall be added to the existing loan and shall bear interest at the same rate.

                    The whole or any part of the indebtedness may be repaid at any time while the contract is in force prior to its Maturity Date. Where Separate Account Accumulation Units in the Separate Account have been converted into Fixed Dollar
                    Annuity Accumulation Units prior to the making of a loan, repayments of the loan will result in the conversion of Accumulation Units under the General Account (in an amount equal to the proceeds of the previous conversion of Separate
                    Account Accumulation Units) to Separate Account Accumulation
                    Units, unless the Contract Owner elects that such conversion shall not take place. Such conversion will be made on the basis of the Accumulation Unit value on the last day of the Valuation Period in which repayment is made.

                    This contract shall terminate and have no further value if at any time the total indebtedness hereon equals or exceeds the Cash Surrender Value of this contract, provided at least
                    31 days prior notice shall have been mailed by the Company to the last known address of the Owner, and of any Assignee of record at the Home Office.


FORM 1180                                                               PAGE 4



11. AUTOMATIC       If this Provision is elected, the Company will
 PREMIUM LOAN       automatically pay any premium on a Supplemental Agreement
      FOR ANY       attached to this contract which is in default at the end of
 SUPPLEMENTAL       the grace period and charge the amount so paid as a loan in
    AGREEMENT       accordance with the Loan provision of this contract,
                    provided such loan would not  exceed the then loan value of this contract.
                    This provision may be elected upon written request while no premium on any Supplemental Agreement is in default beyond the grace period.  Once elected, the provision will continue in effect until cancelled by written request.

12. PAID-UP         If within 31 days after the due date of the first unpaid
   ANNUITY          Stipulated Payment the Annuitant fails to surrender the
                    contract for its Cash Surrender Value, less any indebtedness hereon, this contract will be continued so that at the
                    Maturity Date benefits provided by the then existing
                    Accumulation Units may be received in accordance with the
                    provisions of this contract.

13. TERMINATION     If total Stipulated Payments paid are less than $240.00 in
    OF CONTRACT     each of 3  consecutive contract years (excluding the first contract year), and if the Cash Surrender Value on the
                    contract anniversary date at the end of such 3 year period is less than $500.00, the Company may terminate this
                    contract but not until 31 days after the Company shall have mailed notice of termination to the last known address of
                    the Owner or any Assignee of record.  The Company will pay to the Owner the Cash Surrender Value, less any indebtedness hereon, if any, upon such termination of this contract.

14. PROOF OF        The Company shall have the right to require evidence  of the
    SURVIVAL        survival of any Payee at the time any payment to such Payee is due.

15. NONPARTICI-     This contract is nonparticipating and will not share in the
        PATING      surplus earnings of the Company.

 16. VOTING RIGHTS  The Owner shall have the right to vote only at the meetings of the Separate Account Contract Owners. Ownership of this contract shall not entitle any person to vote at any meeting of shareholders of the Company. Votes attributable to the contract shall be cast in conformity with the provisions of the Rules and Regulations of the Separate Account.

17. OWNERSHIP OF    The Company shall  have exclusive  and absolute ownership
      ASSETS AND    and control of its assets, including all assets in the
   DETERMINATION    Separate Account.  Determination by the Company of the value
       OF VALUES    of an Accumulation Unit  and an Annuity Unit by the method described in this contract will be conclusive upon the
                    Owner, Annuitant, and any Beneficiary.

                                STIPULATED PAYMENTS

18. STIPULATED      Stipulated Payments are payable in advance at intervals of
      PAYMENTS      12 months (annually), 6 months (semiannually), 3 months
                    (quarterly) or, at the option of the Company, one month
                    (monthly). The first Stipulated Payment is due as of the
                    date of issue and each subsequent Stipulated Payment is due on the first day following the interval covered by the next preceding Stipulated Payment and on the same date each month as the Date of Issue. The amount of the Stipulated Payment on an annualized basis may be decreased on the date on which any Stipulated Payment is due. Receipt by the Company of a
                    Stipulated Payment different on an annualized basis from the previous payment received will constitute notice of change in the amount of the Stipulated Payments.
                    The mode of Stipulated Payment may be changed only on a
                    Contract Anniversary unless otherwise agreed by the Company
                    Company. No single Stipulated Payment allocated to the
                    Separate Account or to the Fixed Dollar Annuity shall be
                    less than $20. Stipulated Payments are payable to the
                    Company, either at its Home Office or elsewhere, in
                    exchange for the Company's receipt therefor, signed by
                    the President or the Secretary. The payment of any
                    Stipulated Payment shall not continue this contract in
                    force beyond the date when the next Stipulated Payment is
                    due, except as otherwise provided herein. Failure to pay
                    a Stipulated Payment on or before the date on which it is
                    due constitutes default in Stipulated Payments. As long
                    as any Stipulated Payment remains unpaid, the date of
                    default is the earliest date on which an unpaid
                    Stipulated Payment was due.

19. GRACE PERIOD    A grace period of 31 days will be allowed for the payment of every Stipulated Payment after the first, during which
                    period this contract remains in force. Each Stipulated
                    Payment received during the grace period will be applied in accordance with provision 18 and 22.

20. RESUMPTION OF   If Stipulated Payments have been discontinued, and this
       STIPULATED   contract has not been surrendered for its value, the Owner
         PAYMENTS   may resume making Stipulated Payments, for the annuity at
                    any time, subject to the requirements of the Stipulated
                    Payment provision above, and subject to the payment or
                    reinstatement of any indebtedness outstanding at the end of the grace period of the first unpaid Stipulated Payment with interest according to the Loan provision of this contract.
                    If the first Stipulated Payment made on resumption is not
                    accompanied by any notice to the contrary, it shall be
                    treated as made on the same frequency of payment as the last payment made for determining the due date of the next
                    Stipulated Payment, as if due on the monthly anniversary of the contract falling in the calendar month in which the
                    payment is actually received by the Company at its Home
                    Office.


21. REINSTATEMENT   If this contract has not been surrendered for its value, any
  OF SUPPLEMENTAL   Supplemental Agreement attached to this contract which has
       AGREEMENTS   been terminated for nonpayment of premiums may be reinstated
                    at any time within 5 years of termination, upon presentation of evidence of insurability of the Annuitant satisfactory to the Company, the payment of all premiums for such
                    Supplemental Agreement in arrears with interest at 5.7% a
                    year in advance, and the payment of a total Stipulated
                    Payment at least equal to that shown on page 2 of the
                    contract.

FORM 1180                                                               PAGE 5




                              VALUATION PROVISIONS
22. NET STIPULATED  The Net Stipulated Payment is equal to (a) a percentage
          PAYMENTS (depending on contract year) of the amount obtained by deducting from the Stipulated Payment any premium for additional benefits provided by Supplemental Agreement attached to this contract, less (b) any premium taxes on such Stipulated Payment. Such percentage will be determined from the following:



                    Stipulated Payment Period in Years (from page 2)    12 or more    9-11      6-8       2-5
                                                                        ----------    ----      ---       ---
                    Percentage for Contract Years   1-2                    85%        85%       89%       91%
                                                    3-4                    85%        90%       90%       91%
                                                    5                      90%        94%       94%       94%
                                                    6-10                   94%        94%       94%
                                                    11 & later             96%        94%


                    When a Stipulated Payment is received in the Home Office of the Company, the Net Stipulated Payments for each Account
                    (determined in accordance with the Account allocation percentages specified on page 2 of the (Contract), are applied separately to provide Accumulation Units. The number of Accumulation Units provided in each Account is determined by dividing the Net Stipulated Payment for that Account by the dollar value of one Accumulation Unit in that Account on the last day of the Valuation Period in which the Stipulated
                    Payment is received at the Home Office. The number of Accumulation Units so determined will not be affected by any subsequent changes in the dollar value of Accumulation
                    Units. The dollar value of the Accumulation Unit in the General Account will increase uniformly each Valuation
                    Period; the value of the Accumulation Unit in the Separate
                    Account may vary from period to period as set forth below.

23. ADDITIONAL      Each month during the first 5 contract years, the Company
  FIXED DOLLAR      will increase the number of Fixed Dollar Annuity
       ANNUITY      Accumulation Units in the General Account by a number which
  ACCUMULATION      is equivalent to a 1% a year additional net investment rate.
         UNITS      Each month during the 6th to 10th contract years, inclusive, the Company will increase the number of Fixed Dollar Annuity
                    Accumulation Units in the General Account by a number which is equivalent to a 1/2% a year additional net investment
                    rate. By action of its Directors, the Company may credit
                    additional Fixed Dollar Annuity Units at any time.

24. NET INVESTMENT (a) The net investment rate for any Valuation Period for the RATE AND NET General Account is guaranteed, and is equivalent to an
 INVESTMENT FACTOR  investment rate of 3-1/2% compounded annually, except that, for benefits provided by the Fifth, Sixth, and Seventh
                    Settlement Options it shall be 3% compounded annually.
                    (b) The net investment rate for any Valuation Period for the Separate Account is equal to the gross investment rate for that Account for the period expressed in decimal form to 8 places less a deduction of .00003945 for each day of such Valuation Period. Such gross investment rate is equal to (i) the investment income for the Valuation Period, plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Separate
                    Account less a deduction for any applicable taxes arising from such income and realized and unrealized capital gains attributable to the assets of the Separate Account, divided by (ii) the value of the assets in the Separate Account at the beginning of the Valuation Period. The gross investment rate may be positive or negative.
                    (c) The net investment factor for each Account is the sum of
                    1.00000000 plus the net investment rate for the Account.

25. ACCUMULATION    The value of both the Fixed Dollar Annuity Accumulation Unit
      UNIT VALUE    and the Separate Account Accumulation Unit was established at $10.00 as of July 1, 1971. The value of an Accumulation
                    Unit of either type on the last day of any subsequent
                    Valuation Period is determined by multiplying such value on the last day of the immediately preceding Valuation Period by the net investment factor for the current Valuation
                    Period. The value of an Accumulation Unit as of any date
                    other than a Valuation Date is equal to its value as of the immediately following Valuation Date.

26. REPORTS TO      The Company will send the Owner at least once in each
     THE OWNER      contract year after the first (a) a statement which reflects the investment results for the preceding year, and (b) a
                    statement which reflects the value of the Accumulation Units credited to the contract in all cases where the contract
                    provides for Cash Surrender Value.

                              SETTLEMENT PROVISIONS

  27. GENERAL       Subject to these provisions, the whole or any part (but in
CONDITIONS OF       no case less than $2,000) of the proceeds due the Payee in
   SETTLEMENT       settlement of this contract may be made payable in
                    accordance with one of the following options, or in any
                    other manner that may be agreed upon with the Company. Any election, or change or revocation thereof, must be filed
                    with the Company at its Home Office before settlement has
                    been made and shall be effective only when attached hereto or endorsed hereon or otherwise recorded as the Company may require. The Change of Beneficiary provision under this
                    contract shall apply to any election or change of election of an option prior to settlement date. If no election is in effect on the settlement date, the Payee entitled to the
                    proceeds may at that time make such election. No settlement option will be available without the consent of the Company if this contract is assigned, or if the Payee is a
                    corporation, association, partnership, trustee or estate.

                    The Payee under a settlement option operative on or after the death of the Annuitant shall be the Beneficiary during the lifetime of such Beneficiary. The Payee under a settlement option operative on or after surrender of this contract shall be the Annuitant during the lifetime of such Annuitant.

                    Any settlement of this contract in accordance with the first paragraph on the face hereof, or under one of the first four settlement options in provision 29, shall be subject to satisfactory proof of age of any Payee.

28. DATE OF PAYMENT The right to interest will accrue under the Seventh Option in provision 29, and the first income payment will be made under any other option, as of the date when the proceeds of this contract would otherwise be payable.

FORM 1180                                                              PAGE 6


29. SETTLEMENT      FIRST OPTION--Life Annuity--An Annuity payable monthly
       OPTIONS      during the lifetime of the Payee, ceasing with the last
                    payment due prior to the death of the Payee.

                    SECOND OPTION--Life Annuity with 120, 180 or 240 Monthly
                    Payments Guaranteed--An annuity payable monthly during the lifetime of the Payee including the guarantee that if, at the death of the Payee, payments have been made for less than 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.

                    THIRD OPTION--Unit Refund Life Annuity--An annuity payable monthly during the lifetime of the Payee, ceasing with the last payment due prior to the death of the Payee, provided that, at the death of the Payee, the Beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of
                    (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit value at the effective date of the first annuity payment and (b) is the number of Annuity Units represented by each payment multiplied by the number of payments made.

                    FOURTH OPTION--Joint and Last Survivor Life Annuity--An annuity payable monthly during the joint lifetime of the Payee and a secondary Payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

                    FIFTH OPTION--Payments for a Designated Period--An amount payable monthly for the number of years selected which may be from 1 to 30 years.

                    SIXTH OPTION--Payments of a Specified Dollar Amount--The amount due may be paid in equal annual, semi-annual, quarterly or monthly installments of a designated dollar amount (not less than $75. a year per $1,000 of the original amount due) until the remaining balance is less than the amount of one installment. To determine the remaining balance in either Account at the end of any valuation period such balance at the end of the previous period is decreased by the amount of any installment paid during the period and the result multiplied by the net investment factor for the period. If the remaining balance at any time is less than the amount of one installment, such balance will be paid and will be the final payment under the option.

                    SEVENTH OPTION--Investment Income--The amount due may be left on deposit with the Company in its General Account and a sum will be paid annually, semiannually, quarterly or monthly, as selected, which shall be equal to the net investment rate for the period multiplied by the amount remaining on deposit.

30. ALLOCATION      At the time election of one of the first 5 settlement
    OF ANNUITY      options is made, the person electing the option may further elect to have the Cash Surrender Value, less any
                    indebtedness hereon, applied to provide a variable annuity, a fixed dollar annuity or a combination of both. Election of the Sixth Option may specify that the net investment factor for the Separate Account or the General Account is to apply or the amount due may be split between the two Accounts. If no election is made to the contrary, that portion of the
                    amount due from the Separate Account shall be applied to
                    provide a variable annuity and that portion of the amount
                    due from the General Account shall be applied to provide a fixed dollar annuity. Election of the Seventh Option shall constitute election of fixed income.

31. VARIABLE        After the first monthly payment for a variable annuity has
     ANNUITY        been determined in accordance with provision 34 the number of Separate Account Units is determined by dividing that
                    first monthly payment by the Separate Account Annuity Unit value at the effective date of the first annuity payment.
                    Once variable annuity payments have begun, the number of
                    annuity units remains fixed. The method of calculating the unit value is described in provision 33.

                    The dollar amount of the second and subsequent variable annuity payments is not predetermined and may change from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Separate Account Annuity Units by the Separate
                    Account Annuity Unit Value, as described in provision 33, for the date on which the payment is due.

                    The Company guarantees that the dollar amount of variable annuity payments shall not be affected by variation in the actual mortality experience of Payees from the mortality assumption as used in determining the first monthly payment.

32. FIXED DOLLAR    After the first monthly payment for a fixed dollar annuity
         ANNUITY    has been determined in accordance with provision 34, the
                    number of Fixed Dollar Annuity Units is determined by
                    dividing the first monthly payment by the Fixed Dollar
                    Annuity Unit value. Such value will always equal $1.00. Once fixed dollar annuity payments have begun, the number of
                    Annuity Units remain fixed. Although fixed dollar annuity
                    payments may never be less than the first monthly payment, each payment certain after the first under the Second or
                    Fifth Option and the net investment rate applied under the
                    Sixth and Seventh Options may be increased as a result of
                    excess credits declared by the Board of Directors of the
                    Company.

33. ANNUITY UNIT    The value of the Fixed Dollar Annuity Unit is fixed at
           VALUE    $1.00. The value of the Separate Account Annuity Unit for
                    July 1, 1971 was fixed at $1.00 and for each day thereafter is determined by multiplying the value of the Separate
                    Account Annuity Unit on the preceding day by the Annuity
                    Change Factor for the Valuation Period ending on the 10th
                    preceding day or by 1.0 if no Valuation Period ended on the
                    10th preceding day. The Annuity Change Factor is equal to
                    the amount determined by dividing the net investment factor for such Valuation Period by an amount equal to one (1) plus the interest rate for the number of calendar days in such
                    Valuation Period at the effective annual rate of 3-1/2%.

34. ANNUITY TABLES  The Tables below show the dollar amount of the first monthly payment for each $1,000 applied under the first 5 settlement options. Under the First, Second or Third Options, the amount of each payment will depend upon the sex of the Payee and the Payee's adjusted age at the time the first payment is due. Under the

FORM 1180                                                                 PAGE 7


                    Fourth Option, the amount of each payment will depend upon the sex of both Payees and their adjusted ages at the time the first payment is due. Adjusted age is determined in accordance with the following table:


                    CALENDAR YEAR OF BIRTH                  ADJUSTED AGE
                         Before 1990.................   Actual Age increased by 1
                         1900-1919...................   Actual Age
                         1920-1939...................   Actual Age decreased by 1
                         1940-1959...................   Actual Age decreased by 2
                         1960-1979...................   Actual Age decreased by 3
                         After 1979..................   Actual Age decreased by 4

                         Actual age, as used in the table above shall mean age nearest birthday at the time the first payment is due.


                    If it would produce greater benefits, the Company agrees that the first monthly payment to the Annuitant will be 103% of the first monthly payment produced by a then currently issued immediate annuity of the same form with a single
                    Stipulated Payment equal to the Cash Surrender Value, less any indebtedness hereon, which is being applied under the contract.

35. MINIMUM         No election of any settlement option may be made under the
   PAYMENTS         contract for any Payee unless such election would produce a first payment of at least $25. to that Payee and if a
                    combination benefit is elected, no election may be made
                    unless the first payment from each Account would be $25. to the Payee. If at any time, any payments to be made to any
                    Payee from either Account are or become less than $25. each the Company shall have the right to change the frequency of payments to such interval as will result in the payment of at least $25. or if any payment would be less than $25. a
                    year, the Company may make such other settlement as may be equitable to the Payee.

36. DESCRIPTION     The tables for the First, Second, Third and Fourth Options
      OF TABLES     in provision 29 are based on the Progressive An- nuity Table assuming births in the year 1900 and a net investment rate of 3-1/2% a year. The tables for the Fifth Option are based on a net investment rate of 3% for the General Account and
                    3-1/2% for the Separate Account.

37. PAYMENT OF      If any Payee dies while receiving payments under a
    GUARANTEED      settlement option, the present values at the current dollar
       MONTHLY      amount, on the date of death, of any remaining guaranteed
      PAYMENTS      number of payments or any then remaining balance of proceeds under the Sixth or Seventh Options will be paid in one sum to the executor or administrators of the Payee unless other provision shall have been previously made and approved by
                    the Company. Calculations for such present value of
                    guaranteed payments remaining will assume a net investment rate of 3% a year in the General Account for the Fifth
                    Option and 3-1/2% a year for all other General Account and all Separate Account options.

   38. OPTION TO    Upon written request by the Owner and any assignee and
   BEGIN MONTHLY    irrevocable beneficiary, the commencement of monthly income
NCOME LATER DATE    may be deferred and this contract continued until any
                    contract anniversary after the Maturity Date but not beyond the contract anniversary on which the attained age of the
                    Annuitant is 75. Stipulated Payments may be continued on and after the Maturity Date in the manner specified in this
                    contract or may cease on the Maturity Date, as elected in
                    said request.

                    In the event of the death of the Annuitant during the period during which monthly income is deferred, the Company will, upon receipt of due proof of such death, pay to the Beneficiary the Cash Surrender Value on the Valuation Date coincident with or next following the date written notice of death is received by the Company.

39. SURRENDER OF    When the income provided on page 1 hereof becomes payable,
    CONTRACT FOR    or when a settlement option shall become operative, this
   SUPPLEMENTARY    contract must be surrendered to the Company in exchange for
        CONTRACT    a supplementary contract which shall set forth the terms and conditions of payment of such income or under such
                    settlement option.



FORM 1180                                                              PAGE 8

                          AMOUNT OF FIRST MONTHLY PAYMENT

                      FOR EACH $1,000 OF NET TERMINATION VALUE

FIRST, SECOND AND THIRD OPTIONS--SINGLE LIFE ANNUITIES WITH:

                   Monthly
                  Payments                           Monthly Payments                                    Monthly Payments
  Adjusted       Guaranteed        Adjusted             Guaranteed                   Adjusted               Guaranteed
 Age of Payee   -----------     Age of Payee        -------------------    Unit    Age of Payee         -------------------   Unit
Male   Female   120     240    Male  Female None    120     180     240   Refund   Male Female  None     120    180    240   Refund
 20     24     $3.38   $3.37    40    44            $4.03         $3.98             60     64  $6.01    $5.79   $5.53 $5.13   $5.44
 21     25      3.40    3.39    41    45             4.08          4.03             61     65   6.18     5.94    5.63  5.24    5.56
 22     26      3.42    3.41    42    46             4.14          4.08             62     66   6.37     6.08    5.74  5.30    5.69
 23     27      3.44    3.43    43    47             4.20          4.13             63     67   6.57     6.24    5.84  5.36    5.82
 24     28      3.46    3.45    44    48             4.26          4.18             64     68   6.79     6.40    5.95  5.41    5.96
 25     29      3.49    3.48    45    49   $4.34     4.32   $4.28  4.23    $4.21    65     69   7.02     6.57    6.05  5.46    6.11
 26     30      3.51    3.50    46    50    4.42     4.39    4.35  4.28     4.27    66     70   7.27     6.74    6.15  5.51    6.27
 27     31      3.54    3.53    47    51    4.49     4.46    4.41  4.34     4.33    67     71   7.54     6.91    6.26  5.55    6.43
 28     32      3.57    3.55    48    52    4.57     4.53    4.48  4.40     4.39    68     72   7.83     7.10    6.35  5.59    6.60
 29     33      3.60    3.58    49    53    4.65     4.61    4.55  4.46     4.46    69     73   8.14     7.28    6.45  5.62    6.80
 30     34      3.63    3.61    50    54    4.74     4.69    4.62  4.52     4.53    70     74   8.48     7.47    6.54  5.65    6.98
 31     35      3.66    3.64    51    55    4.84     4.78    4.70  4.58     4.60    71     75   8.84     7.66    6.62  5.68    7.20
 32     36      3.69    3.67    52    56    4.94     4.87    4.78  4.65     4.67    72     76   9.23     7.85    6.70  5.70    7.43
 33     37      3.73    3.71    53    57    5.04     4.97    4.87  4.71     4.76    73     77   9.65     8.04    6.77  5.71    7.65
 34     38      3.77    3.74    54    58    5.16     5.07    4.95  4.78     4.84    74     78   10.11    8.23    6.83  5.72    7.90
 35     39      3.80    3.78    55    59    5.28     5.18    5.04  4.85     4.93    75     79   10.61    8.41    6.88  5.72    8.18
 36     40      3.84    3.82    56    60    5.40     5.29    5.13  4.91     5.02    76     80            8.58
 37     41      3.89    3.85    57    61    5.54     5.41    5.23  4.98     5.12
 38     42      3.93    3.90    58    62    5.69     5.53    5.33  5.05     5.22
 39     43      3.98    3.94    59    63    5.84     5.66    5.43  5.11     5.33

FOURTH OPTION--JOINT AND LAST SURVIVOR ANNUITY

                                                                    Adjusted Age of Payee
   Adjusted Age of                                                  ---------------------
   Secondary Payee          Male 45         Male 50         Male 55         Male 60        Male 65         Male 70
Male            Female     Female 49       Female 54       Female 59       Female 64      Female 69       Female 74        Male 75
 36               40         $3.68           $3.73           $3.77          $3.80           $3.82           $3.83           $3.84
 41               45          3.81            3.89            3.95           4.00            4.04            4.06            4.08
 46               50          3.93            4.05            4.15           4.24            4.30            4.35            4.38
 51               55          4.03            4.21            4.37           4.51            4.62            4.70            4.76
 56               60          4.13            4.35            4.58           4.80            4.99            5.14            5.25
 61               65          4.20            4.47            4.78           5.09            5.39            5.65            5.86
 66               70          4.25            4.57            4.94           5.36            5.81            6.23            6.60
 71               75          4.29            4.64            5.07           5.59            6.19            6.83            7.45
 76               80          ---             4.68            5.15           5.75            6.50            7.37            8.33
 81               85          ---             4.71            5.21           5.87            6.72            7.81            9.13
The monthly payment for any combination of ages not shown will be quoted upon request.

FIFTH OPTION--PAYMENTS FOR A DESIGNATED PERIOD

                      Amount of                                 Amount of                                      Amount of
Years of           Monthly Payment          Years of         Monthly Payment              Years of          Monthly payment
Payment       Gen. Acct.      Sep. Acct.     Payment    Gen. Acct.     Sep. Acct.          Payment   Gen. Acct.      Sep. Acct.
   1           $84.47          $84.65           11       $8.86           $9.09                21       $5.32           $5.56
   2            42.86           43.05           12        8.24            8.46                22        5.15            5.39
   3            28.99           29.19           13        7.71            7.94                23        4.99            5.24
   4            22.06           22.27           14        7.26            7.49                24        4.84            5.09
   5            17.91           18.12           15        6.87            7.10                25        4.71            4.96
   6            15.14           15.35           16        6.53            6.76                26        4.59            4.84
   7            13.16           13.38           17        6.23            6.47                27        4.47            4.73
   8            11.68           11.90           18        5.96            6.20                28        4.37            4.63
   9            10.53           10.75           19        5.73            5.97                29        4.27            4.53
  10             9.61            9.83           20        5.51            5.75                30        4.18            4.45

FORM 1180                                                               PAGE 9

                        THE FRANKLIN LIFE INSURANCE COMPANY

                        A Brief Description of This Contract

This is a Deferred Variable Annuity or Variable and Fixed Annuity Contract. A death benefit is payable before Maturity Date. lncome is payable for life, first payment at Maturity Date. Schedules of additional Benefits and Stipulated Payments appear on Page 2.

   ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

FORM 1180